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                                                                    Exhibit 99.2


                         [Apache Corporation Letterhead]




CONTACTS:

(MEDIA):          TONY LENTINI                       (713/296-6227)
                  BILL MINTZ                         (713/296-7276)

(INVESTOR):       ROBERT DYE                         (713/296-6662)

(WEB SITE):       www.apachecorp.com


                                           FOR RELEASE AT 7:30 A.M. CENTRAL TIME


            APACHE FINANCE CANADA SELLS $300 MILLION OF 30-YEAR NOTES

                             YIELDING 7.839 PERCENT

         Houston (Dec. 9, 1999) - Apache Corporation (NYSE: APA) said today that its Apache Finance Canada Corp. unit sold $300 million of 7.75 percent coupon notes which will mature Dec. 15, 2029. The bonds were priced to yield 7.839 percent.

         Interest is payable semiannually on each June 15 and Dec. 15. The first coupon is payable June 15, 2000. The notes are unconditionally guaranteed by Apache Corporation.

         Proceeds of the issue will be used to repay commercial paper issued to finance Apache's recent acquisition of producing properties and other assets in Canada from Shell Canada Limited. Goldman, Sachs & Co. was lead manager for the sale. The offering is expected to close Dec. 13, 1999.

         Apache Corporation is an independent oil and gas company with operations in North America, Egypt, Western Australia, Poland and People's Republic of China. Its common stock is sold on the New York and Chicago stock exchanges.
                                      -end-